UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2018

Wyndham Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 753-6000
(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement

On May 9, 2018, Wyndham Destination Network, LLC (“WDN LLC”), a Delaware limited liability company and a subsidiary of Wyndham Worldwide Corporation (“Wyndham Worldwide”), and certain other subsidiaries of Wyndham Worldwide, entered into the Amendment and Restatement Deed to Sale and Purchase Agreement (the “A&R Deed”), amending the Share Sale Agreement, dated March 27, 2018 (as amended, the “Agreement”), pursuant to which WDN LLC and certain other subsidiaries of Wyndham Worldwide agreed to sell (the “Sale”) the Wyndham Vacation Rentals Europe business (the “Business”) to Compass IV Limited, an affiliate of Platinum Equity, LLC (the “Buyer”).

Among other matters, pursuant to the A&R Deed, WDN LLC agreed to procure certain post-closing credit support for the Business for the benefit of certain service providers and regulatory authorities to allow them to continue providing services or regulatory approval to the Business. Such post-closing credit support is further described under Item 2.01 below and is incorporated by reference herein. The description of the Agreement and the A&R Deed are further qualified by reference to (i) Wyndham Worldwide’s previously filed Current Reports on Form 8-K filed with the Commission on February 15, 2018 and March 27, 2018, (ii) the Share Sale Agreement filed as Exhibit 10.1 to Wyndham Worldwide’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018 filed with the Commission on May 2, 2018 and (iii) the A&R Deed, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On May 9, 2018, WDN LLC and certain other subsidiaries of Wyndham Worldwide, completed the Sale. Under the terms of the Agreement, the Buyer purchased the Business for cash proceeds of approximately $1.3 billion, subject to customary adjustments for cash, debt and working capital.

The unaudited net assets of the Business were approximately $480 million as of March 31, 2018, which will result in an approximate $825 million pre-tax gain on sale prior to contemplating income taxes, transaction expenses, the fair value of guarantees and other indemnities as described in the Agreement, and adjustments in respect of net cash and working capital.  Due to the uncertainty in these estimates, the final gain on sale will be materially lower than what is presented herein.

Wyndham Worldwide expects to primarily use the net proceeds (after transaction costs and taxes) from the Sale to repay existing debt. The following table illustrates indicative repayments based on Wyndham Worldwide’s indebtedness as of March 31, 2018 and assuming that tax payments and transaction expenses reduce the proceeds to a net total of $1.1 billion:

	March 31,		Remaining
Long-term Debt	2018	Repayments	Balance
$400 million revolving credit facitility	$400	$(400)	$—
$1.5 billion revolving credit facility	902	(376)	526
Commercial paper	136	—	136
Term loan	324	(324)	—
Senior notes and other debt	2,522	—	2,522
	$4,284	$(1,100)	$3,184

Assuming these repayments and using a weighted average interest rate of approximately 3%, interest expense would have been reduced by $8 million for the quarter ended March 31, 2018 and $33 million for the year ended December 31, 2017.

In conjunction with the Sale, affiliates of Wyndham Worldwide and the Buyer have entered into a 20-year agreement under which affiliates of the Buyer will pay a royalty fee of 1% of net revenue to Wyndham Worldwide’s hotel business for the right to use the “by Wyndham Vacation Rentals” endorser brand. The Business will also participate as a redemption partner in the award-winning Wyndham Rewards loyalty program.

Pursuant to the Agreement, WDN LLC agreed to procure certain post-closing credit support for the Business for the benefit of certain service providers and regulatory authorities to allow them to continue providing services or regulatory approval to the Business. Such post-closing credit support is in the form of: (i)  a guarantee by Wyndham Worldwide of up to approximately $180 million for a fixed term to June 30, 2019 (with the guaranteed amount winding down on a monthly basis) entered into on May 2, 2018 and (ii) a letter of credit provided by Wyndham Worldwide of up to approximately £8.5 million for an initial period to May 1, 2019, which may be extended or revised at the end of such period, entered into on May 4, 2018, to ensure that the Business meets the requirements of regulatory authorities. In addition, Wyndham Hotels & Resorts, Inc., a wholly owned subsidiary of Wyndham Worldwide that is expected to become a separate publicly traded company following the completion of the previously announced spin-off (“Wyndham Hotels”), has provided certain post-closing credit support in the form of guarantees by Wyndham Hotels of up to approximately £63 million and €2.5 million in total on a perpetual basis entered into on May 7, 2018 and May 8, 2018, respectively. Further, WDN LLC has agreed that either Wyndham Worldwide or Wyndham Hotels will provide an additional £35.6 million in post-closing credit support to certain regulatory authorities by September 30, 2018, which post-closing credit support will also be guaranteed by either Wyndham Worldwide or Wyndham Hotels. In connection with such additional post-closing credit support, Wyndham Worldwide will deposit £35.6 million into an escrow account, which amount will be released to Wyndham Worldwide to the extent such post-closing credit support is provided or otherwise will remain in place for the benefit of the Buyer. The aforementioned guarantee to be provided by either Wyndham Hotels or Wyndham Worldwide in favor of the Buyer in relation to this credit support will only apply to the part of the £35.6 million in escrow that is released to Wyndham Worldwide.

Such post-closing credit support may be called if the Business fails to meets its primary obligation to pay amounts when due.  The guarantees cannot be terminated or amended without the consent of the Buyer. The Buyer has provided an indemnity to Wyndham Worldwide in the event that the post-closing credit support (other than the guarantee by Wyndham Worldwide of up to approximately $180 million) are enforced or called upon.  Certain subsidiaries of the Business have provided an indemnity to Wyndham Worldwide in the event that the guarantee by Wyndham Worldwide of up to approximately $180 million is enforced or called upon by the beneficiary.  Pursuant to the terms of the Separation and Distribution Agreement that is expected to be entered into in connection with the spin-off, Wyndham Hotels will assume one-third and Wyndham Worldwide will assume two-thirds of any such losses actually incurred by Wyndham Worldwide or Wyndham Hotels in the event that these credit support arrangements are enforced or called upon by any beneficiary and any amounts paid or received by Wyndham Worldwide in respect of any indemnification claims made under the Agreement.  The form of the Separation and Distribution Agreement was filed as Exhibit 2.1 to Wyndham Hotels’ Amendment No. 1 to its Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 19, 2018.

On May 9, 2018, Wyndham Worldwide issued a press release announcing the completion of the Sale. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference. The description of the Sale is further qualified by reference to (i) Wyndham Worldwide’s previously filed Current Reports on Form 8-K filed with the Commission on February 15, 2018 and March 27, 2018, (ii) the Share Sale Agreement filed as Exhibit 10.1 to Wyndham Worldwide’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018 filed with the Commission on May 2, 2018 and (iii) the A&R Deed, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K regarding the post-closing credit support provided by WDN LLC, Wyndham Worldwide and Wyndham Hotels pursuant to the Agreement is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(b)                           Pro Forma Financial Information

Because the assets and liabilities of the Business were reported as assets and liabilities of discontinued operations, respectively, at March 31, 2018 and December 31, 2017 and the results of operations of the Business for the quarters ended March 31, 2018 and March 31, 2017, respectively, were reported as discontinued operations in the unaudited condensed consolidated financial statements and notes thereto in Wyndham Worldwide’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the Commission on May 2, 2018, Wyndham Worldwide has not included other pro forma financial information in this Item 9.01(b).

Because the assets and liabilities of the Business were reported as assets and liabilities of discontinued operations, respectively, at December 31, 2017 and December 31, 2016 and the results of operations of the Business for each of the years ended December 31, 2017, December 31, 2016 and December 31, 2015 were reported as discontinued operations in the consolidated financial statements and notes thereto in Wyndham Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 16, 2018, Wyndham Worldwide has not included other pro forma financial information in this Item 9.01(b).

(d)               Exhibits

Exhibit No.	Description of Exhibit
10.1

Amendment and Restatement Deed to Sale and Purchase Agreement, dated as of May 9, 2018, by and among Wyndham Destination Network, LLC, certain subsidiaries of Wyndham Worldwide Corporation and Compass IV Limited*

99.1	Press Release dated May 9, 2018

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Wyndham Worldwide agrees to furnish a supplemental copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ Nicola Rossi
Name:	Nicola Rossi
Title:	Chief Accounting Officer

Date: May 11, 2018